October 15, 2002

State Street Bank and Trust Company

Lafayette Corporate Center

LCC/3SW

2 Avenue de Lafayette

Boston, MA  02111

Re:       EVERGREEN MARKET INDEX FUND

                        EVERGREEN MARKET INDEX GROWTH FUND

                        EVERGREEN MARKET INDEX VALUE FUND

To:       William E. Monaghan, II, Vice President

            This is to advise you that Evergreen Equity Trust (the “Trust”) has established three new series of shares to be known as EVERGREEN MARKET INDEX Fund, EVERGREEN MARKET INDEX GROWTH FUND and Evergreen MARKET INDEX VALUE Fund.  In accordance with the Additional Funds provision of Section 18 of the Custodian Agreement dated 9/18/97 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to my attention and retaining one copy for your records.

Evergreen Equity Trust

By:  /s/ Elizabeth A. Smith

Elizabeth A. Smith

Title:     Assistant Secretary

State Street Bank and Trust Company

By:       /s/ Joseph L. Hooley

Title:     Executive Vice President

Agreed to as of the 15th day of October, 2002.